Exhibit 3.2

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CME GROUP INC.

CME Group Inc. (hereinafter referred to as the “Corporation”), which was originally incorporated in the State of Delaware on August 2, 2001 under the name Chicago Mercantile Exchange Holdings Inc., hereby certifies that this Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Fourth Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s third amended and restated certificate of incorporation as hereby amended. The text of the third amended and restated certificate of incorporation as heretofore amended is hereby restated to read in its entirety as follows:

ARTICLE ONE: The name of the corporation is CME Group Inc.

ARTICLE TWO: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE THREE: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as set forth in Title 8 of the Delaware Code (the “DGCL”).

ARTICLE FOUR: The total number of shares of all classes of capital stock that the corporation is authorized to issue is 1,010,003,138 shares, of which:

10,000,000 shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”);

1,000,000,000 shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”);

625 shares shall be shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”);

813 shares shall be shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”);

1,287 shares shall be shares of Class B-3 Common Stock, par value $.01 per share (the “Class B-3 Common Stock”); and

413 shares shall be shares of Class B-4 Common Stock, par value $.01 per share (the “Class B-4 Common Stock”).

The term “Class B Common Stock” shall mean, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. The term “Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock. The designations, voting powers, optional or other special rights and the qualifications, limitations or restrictions thereof, of the above classes shall be as follows:

DIVISION A

PREFERRED STOCK

The rights, preferences and privileges and qualifications, limitations and restrictions granted to and imposed on the shares of Preferred Stock of the corporation shall be as set forth below in this Division A.

Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the board of directors shall determine. The board of directors is hereby authorized to fix, state and establish, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of such series in relation to any other series of Preferred Stock at the time outstanding. The board of directors is also expressly authorized to fix the number of shares of each such series, but not below the number of shares thereof then outstanding. The authority of the board of directors with respect to each series of Preferred Stock shall include (without limitation) the determination of the following:

(a) the dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the rights of priority, if any, with respect to the payment of dividends on the shares of such series relative to other series of Preferred Stock or classes of stock;

(b) whether the shares of such series shall have voting rights (other than the voting rights provided by law) and, if so, the terms and extent of such voting rights;

(c) whether the shares of such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon the occurrence of such events as the board of directors may prescribe;

(d) whether the shares of such series shall be subject to redemption by the corporation or at the request of the holder(s) thereof, and, if so, the terms and conditions of any such redemption;

(e) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the rights of priority, if any, with respect to the distribution of assets on the shares of such series relative to other series of Preferred Stock or classes of stock; and

(f) any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the board of directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation, as the same may be amended from time to time.

* * * *

DIVISION B

COMMON STOCK

SUBDIVISION 1. GENERAL PROVISIONS

The rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the classes of Common Stock shall be as set forth in this Division B.

SECTION 1. DEFINITIONS.

In addition to the terms defined elsewhere, the following terms shall have the respective meanings set forth below:

“Core Rights” shall mean:

(1) the divisional product allocation rules applicable to each membership class as set forth in the rules of the Exchange;

(2) the trading floor access rights and privileges granted to members of the Exchange;

(3) the number of authorized and issued shares of any class of Class B Common Stock; or

(4) the eligibility requirements for any Person to exercise any of the trading rights or privileges of members in the Exchange.

“Exchange” shall mean Chicago Mercantile Exchange Inc., a subsidiary of the corporation.

“Person” shall mean any individual, corporation, partnership, trust or other entity.

“CBOT” shall mean Board of Trade of the City of Chicago, Inc., a subsidiary of the corporation.

A “Transfer” (and the related term “Transferred”) shall mean any sale, pledge, gift, assignment or other transfer of any ownership in any share of Class B Common Stock.

SECTION 2. GENERAL.

Except as otherwise set forth in this Division B, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

SECTION 3. DIVIDENDS.

Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the corporation as may be declared thereon by the board of directors from time to time out of assets or funds of the corporation legally available therefore, and shall share equally on a per share basis in all such dividends and other distributions.

SECTION 4. VOTING RIGHTS.

Subject to the rights of holders of Class B Common Stock set forth in this Division B at every meeting of the shareholders of the corporation in connection with the election of Equity Directors (as defined below) and all other matters submitted to a vote of shareholders, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock registered in his or her name on the transfer books of the corporation. Except as otherwise required by law or by this Division B, the holders of each class of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of shareholders of the corporation.

SECTION 5. LIQUIDATION RIGHTS.

Upon the liquidation, dissolution or winding up of the corporation, holders of Common Stock shall be entitled to receive any amounts available for distribution to holders of Common Stock after the payment of, or provision for, obligations of the corporation and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

SUBDIVISION 2. CLASS B COMMON STOCK

In addition to the rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation as set forth in Subdivision 1 of this Division B, the rights, preferences and privileges, and qualifications, limitations and restrictions granted to and imposed on the shares of Class B Common Stock of the corporation shall be as set forth in this Subdivision 2 of this Division B.

SECTION 1. SPECIAL VOTING RIGHTS.

In addition to the voting rights set forth in Subdivision 1 of this Division B, the holders of shares of Class B Common Stock shall, subject to Paragraph (c) of this Section 1, have the following additional voting rights:

(a) ELECTION OF CLASS B DIRECTORS. Subject to and in accordance with Article Five, holders of shares of Class B-1 Common Stock shall have the sole right to elect three directors to the corporation’s board of directors (the “Class B-1 Directors”),and each holder of Class B-1 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-2 Common Stock shall have the sole right to elect two directors to the corporation’s board of directors (the “Class B-2 Directors”), and each holder of Class B-2 Common Stock shall have one vote per share in any such election. Holders of shares of Class B-3 Common Stock shall have the sole right to elect one director to the corporation’s board of directors (the “Class B-3 Director” and together with the Class B-1 Directors and Class B-2 Directors, the “Class B Directors”), and each holder of Class B-3 Common Stock shall have one vote per share in any such election.

(b) CORE RIGHTS. Any change, amendment or modification of the Core Rights or of the terms of Section 3 of this Subdivision 2 shall be submitted to a vote of the holders of the Class B Common Stock for their consideration and approval. In any such vote, holders of Class B-1 Common Stock shall be entitled to six votes for each share of Class B-1 Common Stock held, holders of Class B-

2 Common Stock shall be entitled to two votes for each share of Class B-2 Common Stock held, holders of Class B-3 Common Stock shall be entitled to one vote for each share of Class B-3 Common Stock held and holders of Class B-4 Common Stock shall be entitled to one-sixth of one vote for each share of Class B-4 Common Stock held. Any such change, amendment or modification must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, amendment or modification; provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter shall be present, in person or by proxy, at such meeting. The absence of a quorum of the holders of Common Stock shall not effect the exercise by the holders of Class B Common Stock of the voting rights granted pursuant to this Paragraph (b).

(c) LIMITATION ON VOTING RIGHTS. Notwithstanding anything to the contrary contained in this Section 1 of this Subdivision 2, for so long as any Person or group of Persons acting in concert beneficially own (as defined below) 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors elected by that class, such Person or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of shares of that class of Class B Common Stock then outstanding which is less than or equal to such Person or group’s Entitled Voting Percentage (as defined below). For the purposes hereof, a Person or group’s “Entitled Voting Percentage” at any time shall mean the percentage of the then outstanding shares of Class A Common Stock in the aggregate, beneficially owned by such Person or group at such time. For purposes of this Paragraph (c), a “beneficial owner” of Common Stock includes any Person or group of Persons who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock.

SECTION 2. LIMITATION ON OWNERSHIP AND TRANSFER RESTRICTIONS.

(a) Shares of Class B Common Stock may not be Transferred at any time except as follows and subject to the following limitations:

(i) No person may own a share of Class B-1 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of a CME Division membership (“CME Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-1 Common Stock for each CME Membership;

(ii) No person may own a share of Class B-2 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of an International Monetary Market Division membership (“IMM Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-2 Common Stock for each IMM Membership;

(iii) No person may own a share of Class B-3 Common Stock unless that person is recognized on the books and records of the Exchange as the owner of an Index and Option Market Division membership (“IOM Membership”) in the Exchange as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-3 Common Stock for each IOM Membership;

(iv) No person may own a share of Class B-4 Common Stock unless that person is recognized on the books and records of the Exchange as an owner of a Growth and Emerging Markets Division membership (“GEM Membership”) as governed by the rules of the Exchange; provided that each holder shall not be permitted to own more than one share of Class B-4 Common Stock for each GEM Membership;

(b) No share of Class B-1 Common Stock may be Transferred other than in connection with the Transfer of a CME Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-1 Common Stock may be Transferred with a CME Membership;

(c) No share of Class B-2 Common Stock may be Transferred other than in connection with the Transfer of an IMM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-2 Common Stock may be Transferred with an IMM Membership;

(d) No share of Class B-3 Common Stock may be Transferred other than in connection with the Transfer of an IOM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-3 Common Stock may be Transferred with an IOM Membership;

(e) No share of Class B-4 Common Stock may be Transferred other than in connection with the Transfer of a GEM Membership made in accordance with the rules of the Exchange; provided that no more than one share of Class B-4 Common Stock may be Transferred with a GEM Membership;

(f) Every certificate for shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock shall bear a legend on its face reading as follows:

“The shares of Common Stock represented by this certificate may not be Transferred to any person in connection with a Transfer that does not meet the rules of the Exchange or the terms of the Certificate of Incorporation of this corporation until the transfer restrictions applicable to the shares represented by this certificate expire, and no person who receives the shares represented by this certificate in connection with a Transfer that does not satisfy the rules of the Exchange or the terms of the Certificate of Incorporation of this corporation prior to such time is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

(g) Except as permitted by this Section 2 of this Subdivision 2, any proposed Transfer of shares of Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock or Class B-4 Common Stock shall be void.

SECTION 3. COMMITMENT TO MAINTAIN FLOOR TRADING.

The corporation shall cause the Exchange, (i) as long as an open outcry market is liquid (as defined below), to maintain for such open outcry market a facility for conducting business, for the dissemination of price information, for clearing and delivery and (ii) to provide reasonable financial support (consistent with the calendar year 1999 budget levels established by Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange) for technology, marketing and research for open outcry markets. If an open outcry market is not liquid, as determined by the board of directors, the board may determine, in its sole discretion, whether such obligations will continue, and for how long, in respect of such market. For purposes of this Section, an open outcry market will be deemed “liquid” if it meets any of the following tests on a quarterly basis:

(a) if a comparable exchange-traded product exists, including electronic trading at the Exchange, the Exchange’s open outcry market has maintained at least 30% of the average daily volume of such comparable product (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or

(b) if a comparable exchange-traded product exists and the product trades exclusively by open outcry at the Exchange, the Exchange’s open outcry market has maintained at least 30% of the open interest of such comparable product; or

(c) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40% of the average quarterly volume in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange (including, for calculation purposes, volume from exchange-for-physical transactions in such open outcry market); or

(d) if no comparable exchange-traded product exists and the product trades exclusively by open outcry, the open outcry market has maintained at least 40% of the average open interest in that market during 1999 at Chicago Mercantile Exchange, an Illinois not-for-profit corporation, the predecessor of the Exchange.

ARTICLE FIVE:

(A) Subject to Article Four, Division B, Subdivision 2, Section 1(a) of this Certificate of Incorporation, the number of directors that shall constitute the whole board of directors of the corporation shall be fixed exclusively by one or more resolutions adopted by the board of directors of the corporation, which number shall be no more than 30. As of the time of acceptance by the Delaware Secretary of State of the filing of this Fourth Amended and Restated Certificate of Incorporation (the “Effective Time”), the board of directors of the corporation shall consist of 30 members, including 24 directors that are not Class B Directors (the “Equity Directors”), three Class B-1 Directors, two Class B-2 Directors and one Class B-3 Director.

(B) The board of directors shall remain classified until the 2014 annual meeting of shareholders. Commencing with the 2012 annual meeting of the shareholders of the Corporation, (i) the directors whose terms expire at the 2012 annual meeting of shareholders shall be elected for a two-year term expiring with the class of directors elected at the 2011 annual meeting of shareholders at the 2014 annual meeting of shareholders, (ii) the directors whose terms expire at the 2013 annual meeting of shareholders shall be elected for a one-year term expiring with the class of directors elected at the 2011 annual meeting of shareholders at the 2014 annual meeting of shareholders and (iii) from and after the 2014 annual meeting of shareholders all directors shall be elected annually for terms expiring at the next succeeding annual meeting.

(C) A director shall hold office until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The annual meeting of shareholders shall be held each year on a date and at a time designated by the board of directors of the Corporation.

(D) Any vacancy on the board of directors of the corporation may be filled by a majority of the board of directors then in office and any director elected to fill such a vacancy shall have the same remaining term as that of his or her predecessor; PROVIDED, HOWEVER, that any vacancy occurring with respect to a Class B-1 Director, a Class B-2 Director or a Class B-3 Director shall be filled from the candidates who lost for such position from the most recent election, with the candidates being selected to fill such vacancy in the order of the aggregate number of votes received in such previous election.

(E) No person shall be eligible for election as a Class B-1 Director, a Class B-2 Director or a Class B-3 Director unless he or she shall own, or be recognized as the owner for the purposes of the Exchange of, at least one share of the class of Class B Common Stock entitled to elect such director.

(F) Until the 2014 annual meeting of shareholders, a director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to elect such person as a director.

ARTICLE SIX: The board of directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the corporation shares of Preferred Stock, Class A Common Stock or securities of any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the board of directors and set forth in the contracts or instruments that evidence such rights. The authority of the board of directors with respect to such rights shall include, without limitation, determination of the following:

(A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

(B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the corporation;

(C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the corporation, a change in ownership of the corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the corporation or any stock of the corporation, and provisions restricting the ability of the corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the corporation under such rights;

(D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

(E) Provisions which permit the corporation to redeem or to exchange such rights; and

(F) The appointment of a rights agent with respect to such rights.

ARTICLE SEVEN:

(A) In furtherance of and not in limitation of the powers conferred by law, the board of directors is expressly authorized and empowered to adopt, amend or repeal the bylaws; PROVIDED, HOWEVER, that the bylaws may also be altered, amended or repealed by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class.

(B) Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE EIGHT: No shareholder shall have any preemptive right to subscribe to an additional issue of any class or series of the corporation’s capital stock or to any securities of the corporation convertible into such stock.

ARTICLE NINE: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least two-thirds of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with Paragraph (F) of Article Five or Articles Six, Nine, Ten, Eleven, Twelve, Thirteen, Fourteen or Fifteen of this Certificate of Incorporation.

ARTICLE TEN: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article by the shareholders shall not adversely affect any right or protection of a director of the corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE ELEVEN: The corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right to indemnification conferred by this Article Eleven shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article Eleven to directors and officers of the corporation.

The rights to indemnification and to the advance of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article Eleven by the shareholders of the corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE TWELVE: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the board of directors (and any committee of the board of directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the board of directors or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the board of directors and management of the corporation with respect to any transaction which may result in a change in control of the corporation which is proposed or initiated by such Person or (B) contest or oppose any such transaction which the board of directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the corporation and its business, assets or properties or the shareholders of the corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the corporation, which rights, options, capital stock, notes, debentures or other evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the board of directors or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the board of directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

ARTICLE THIRTEEN: No action required to, or which may, be taken at an annual or special meeting of shareholders of the corporation may be taken without a meeting, and the power of the shareholders of the corporation to act by written consent, whether pursuant to Section 228 of the DGCL or otherwise, is specifically denied.

ARTICLE FOURTEEN: Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by this Certificate of Incorporation, may be called by the Chairman of the Board, in his discretion, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the directors then holding office. Any such written request shall state the purpose or purposes of the proposed meeting.

ARTICLE FIFTEEN: The corporation shall, and shall cause each of the Exchange and CBOT and their respective successors and successors-in-interest to, (i) grant to each holder of a CME Membership and each holder of a Series B-1 membership in CBOT all trading rights and privileges for all new products first made available after the effective time of the merger of CBOT Holdings, Inc. with and into the corporation, pursuant to that certain Agreement and Plan of Merger, dated as of October 17, 2006, as amended, among the corporation, CBOT Holdings, Inc. and the CBOT (the “Merger Effective Time”) and traded on the open outcry exchange system of the Exchange or CBOT or any electronic trading system maintained by the Exchange or CBOT or any of their respective successors or successors-in-interest; (ii) prohibit the Exchange and any of its successors or successors-in-interest from trading products that, as of the Merger Effective Time, were traded on CBOT’s open outcry exchange system or any electronic trading system maintained by CBOT; and (iii) prohibit CBOT and any of its successors or successors-in-interest from trading products that, as of the Merger Effective Time, were traded on the Exchange’s open outcry exchange system or any electronic trading system maintained by the Exchange. The board of directors of the corporation shall, and shall cause the Exchange and CBOT to, enforce these requirements. Other members of CBOT shall have such trading rights and privileges for new products first made available after the Merger Effective Time and traded on the open outcry exchange system of the Exchange or CBOT or any electronic trading system maintained by the Exchange or CBOT or any of their respective successors or successors-in-interests as determined by the board of directors of the corporation in its sole discretion.

CERTIFICATE OF DESIGNATIONS OF

SERIES G NON-VOTING CONVERTIBLE PREFERRED STOCK,

PAR VALUE $.01 PER SHARE,

OF

CME GROUP INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), CME Group Inc., a corporation organized and existing under the laws of the State of Delaware (“CME Group”), in accordance with the provisions of Section 103 of the DGCL, certifies as follows:

That, pursuant to the authority vested in the board of directors by the Fourth Amended and Restated Certificate of Incorporation of CME Group, the board of directors, on November 3, 2021, duly adopted the following resolution designating a new series of Preferred Stock, par value $.01 per share, as “Series G Non-Voting Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the board of directors in accordance with the provisions of Division A of the Fourth Amended and Restated Certificate of Incorporation of CME Group Inc. and the provisions of Section 151 of the General Corporation Law of the State of Delaware, a series of Preferred Stock, par value $.01 per share, be, and it hereby is, authorized and established, and that the designation and number of shares thereof, and the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof, be as follows:

SECTION 1. DESIGNATION AND NUMBER OF SHARES. There shall be a series of Preferred Stock designated as “Series G Non-Voting Convertible Preferred Stock” (the “Series G Non-Voting Convertible Preferred Stock”). The number of authorized shares constituting the Series G Non-Voting Convertible Preferred Stock shall be 4,584,020. The number of authorized shares constituting such series from time to time may be increased or decreased (but not below the number of shares of Series G Non-Voting Convertible Preferred Stock then outstanding) by further resolution duly adopted by the board of directors or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized.

SECTION 2. RANKING. The Series G Non-Voting Convertible Preferred Stock shall rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation:

(a) on a parity basis with the Common Stock and each other class or series of capital stock of the corporation now existing or hereafter authorized the terms of which expressly provide that such class or series ranks on a parity basis with the Series G Non-Voting Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (such capital stock, “Parity Stock”); and

(b) junior to each other class or series of capital stock of the corporation now existing or hereafter authorized the terms of which expressly provide that such class or series ranks senior to the Series G Non-Voting Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (such capital stock, “Senior Stock”).

SECTION 3. DEFINITIONS. As used herein with respect to Series G Non-Voting Convertible Preferred Stock:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the corporation and its Subsidiaries shall not be deemed to be Affiliates of the Purchaser or any of its Affiliates. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series G Non-Voting Convertible Preferred Stock, if any, owned by such Person to Class A Common Stock).

“Alternative Cash Payment” has the meaning set forth in Section 6(c).

“Automatic Conversion” has the meaning set forth in Section 6(c).

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or San Francisco, California are authorized or required by law, regulation or executive order to be closed.

“Certificate of Designations” means this certificate of designations relating to the Series G Non-Voting Convertible Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the corporation, as in effect from time to time.

“Class A Common Stock” means the Class A Common Stock, par value $.01 per share, of the corporation.

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Class A Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Class A Common Stock on The Nasdaq Stock Market (or any successor or other securities exchange determined by the corporation for the trading of the Class A Common Stock) on such date.

“Common Stock” has the meaning set forth in the Certificate of Incorporation.

“Conversion Date” has the meaning set forth in Section 7(a).

“Conversion Notice” has the meaning set forth in Section 7(a)(i).

“Conversion Rate” has the meaning set forth in Section 6(a).

“corporation” means CME Group Inc., a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Dividend” has the meaning set forth in Section 4(a).

“Excess Amount” has the meaning set forth in Section 7(f).

“Excess Automatic Conversion Amount” has the meaning set forth in Section 7(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person in the name of which shares of the Series G Non-Voting Convertible Preferred Stock are registered, which Person shall be treated by the corporation as the absolute owner of such shares of Series G Non-Voting Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Individual Holder Conversion Cap” means, with respect to any Holder as of any date, the maximum number of shares of Class A Common Stock, as reasonably determined by the corporation with the consent of the Holder, which consent shall not be unreasonably withheld, that could be issued by the corporation to such Holder pursuant to an Automatic Conversion or an Optional Conversion without such issuance being subject to a premerger notification requirement pursuant to the HSR Act.

“Individual Holder Share Cap” means, with respect to any Holder as of any date, the maximum number of shares of Class A Common Stock, as reasonably determined by the corporation, that could be issued by the corporation to such Holder as of such date without triggering a change of control of the corporation under Nasdaq Listing Rule 5635(d) (or its successor) (or similar rule of any successor or other securities exchange determined by the corporation for the trading of the Class A Common Stock).

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Class A Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Class A Common Stock or options contracts relating to the Class A Common Stock on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the corporation in its sole and absolute discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Class A Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Class A Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Class A Common Stock on the Relevant Exchange.

“Optional Conversion” has the meaning set forth in Section 6(b).

“Parity Stock” has the meaning set forth in Section 2(a).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” means the corporation’s Preferred Stock, par value $.01 per share.

“Purchaser” means Google LLC, a Delaware limited liability company.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of a class or series of capital stock have the right to receive any cash, securities or other property or in which shares of such class or series of capital stock are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of such class or series of capital stock entitled to receive such cash, securities or other property (whether such date is fixed by the board of directors or by statute, contract or otherwise).

“Relevant Exchange” has the meaning set forth in the definition of the term Market Disruption Event.

“Reorganization Event” means (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the corporation with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the corporation, in each case pursuant to which the Class A Common Stock is converted into cash, securities or other property; or (iii) any statutory exchange of securities of the corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities.

“Senior Stock” has the meaning set forth in Section 2(b).

“Series G Non-Voting Convertible Preferred Stock” has the meaning set forth in Section 1.

“Stockholder Approval” means shareholder approval of an issuance of Class A Common Stock for purposes of Nasdaq Listing Rule 5635(b) (or its successor).

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“VWAP” per share of Class A Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading VWAP on the line labeled Bloomberg on Bloomberg terminal page “CME <equity> AQR” (or, if such page is not available or if such price is not displayed under such heading, its equivalent successor reasonably chosen by the corporation) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market price of one share of Class A Common Stock on such Trading Day determined by the corporation in good faith). The VWAP per share of Class A Common Stock on any Trading Day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

SECTION 4. DIVIDENDS.

(a) Participating Dividends. Holders shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Class A Common Stock, in each case as if the Series G Non-Voting Convertible Preferred Stock were converted pursuant to Section 6(a) into shares of Class A Common Stock (without regard to any limitations on conversion) immediately prior to the Record Date for such dividend or distribution with respect to the Class A Common Stock, as and when paid with respect to the Class A Common Stock, and such Record Date shall be the Record Date for such dividend or distribution with respect to the Series G Non-Voting Convertible Preferred Stock (any such dividend or distribution to which Holders are entitled, a “Dividend”); provided that, in the case of any Dividend with respect to a dividend or distribution on Class A Common Stock that is payable in the form of Class A Common Stock, each Holder entitled to such Dividend shall receive as payment of such Dividend, instead of shares of Class A Common Stock, either such number of shares of Series G Non-Voting Convertible Preferred Stock as is equal to the number of shares of Class A Common Stock that such Holder would otherwise have received as payment of such Dividend or, at the corporation’s option, an amount in cash equal to the VWAP per share of Class A Common Stock on the first Trading Day after such Record Date multiplied by the number of shares of Class A Common Stock that such Holder would otherwise have received as payment of such Dividend.

(b) Conversion Following a Record Date. If the Conversion Date for any shares of Series G Non-Voting Convertible Preferred Stock is after the close of business on a Record Date for a Dividend, but prior to the corresponding payment date for such Dividend, the Holder of such shares as of such Record Date shall be entitled to receive such Dividend, notwithstanding the conversion of such shares prior to the applicable payment date for such Dividend.

SECTION 5. LIQUIDATION RIGHTS.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the Holders shall be entitled, out of assets legally available therefor, subject to the rights of the holders of any Senior Stock, and the rights of the corporation’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series G Non-Voting Convertible Preferred Stock equal to the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, converted such shares of Series G Non-Voting Convertible Preferred Stock into Class A Common Stock pursuant to Section 6(a), without regard to any of the limitations on convertibility contained therein. Holders shall not be entitled to any payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation other than as expressly provided for in this Section 5 and shall have no right or claim to any of the corporation’s remaining assets.

(b) Partial Payment. If in connection with any distribution described in Section 5(a), the assets of the corporation or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the corporation shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the corporation into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the corporation be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation.

SECTION 6. CONVERSION.

(a) Conversion Rate. The “Conversion Rate” shall initially be one (1) and shall be subject to adjustment as provided in Section 8.

(b) Optional Conversion. Subject to the conversion procedures set forth in Section 7, at any time, each Holder shall have the right, at such Holder’s option, to convert each share of such Holder’s Series G Non-Voting Convertible Preferred Stock into the number of shares of Class A Common Stock equal to the Conversion Rate (an “Optional Conversion”), such conversion right being exercisable only as to all, and not as to less than all, of such Holder’s Series G Non-Voting Convertible Preferred Stock; provided that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to an Optional Conversion, such Optional Conversion shall be effected only with respect to that number of shares of such Holder’s Series G Non-Voting Convertible Preferred Stock that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, and, after such expiration or early termination, such Optional Conversion shall be effected with respect to the remainder of such Holder’s Series G Non-Voting Convertible Preferred Stock.

(c) Automatic Conversion. Subject to the conversion procedures set forth in Section 7, if a Reorganization Event occurs, each share of Series G Non-Voting Convertible Preferred Stock outstanding immediately before the consummation of such Reorganization Event shall convert automatically into a number of shares of Class A Common Stock equal to the Conversion Rate (an “Automatic Conversion”) immediately prior to consummation of such Reorganization Event; provided that a Holder may notify the corporation that it does not wish to receive such shares of Class A Common Stock in such Automatic Conversion, in which case, at the corporation’s option, the corporation may, instead of delivering such shares of Class A Common Stock to such Holder, either provide for the issuance to such Holder of shares of a new class or series of preferred stock having terms substantially similar to those of the Series G Non-Voting Convertible Preferred Stock or pay to such Holder an amount of cash equal to the number of shares of Class A Common Stock such Holder would have received upon such Automatic Conversion multiplied by the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date with respect to such Automatic Conversion (an “Alternative Cash Payment”).

SECTION 7. CONVERSION PROCEDURES AND EFFECT OF CONVERSION.

(a) Conversion Procedure. A Holder must do each of the following to exercise such Holder’s right to an Optional Conversion:

(i) complete and manually or electronically sign a conversion notice in the form attached hereto as Annex A or such other form of conversion notice as has then most recently been provided to such Holder by the corporation (a “Conversion Notice”) and deliver such notice to the corporation in accordance with Section 14;

(ii) deliver to the corporation the certificate or certificates (if any) representing the shares of Series G Non-Voting Convertible Preferred Stock to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the corporation pursuant to Section 13.

In the case of an Automatic Conversion of a Holder’s shares of Series G Non-Voting Convertible Preferred Stock, such Holder must deliver to the corporation the certificate or certificates (if any) that represented such shares of Series G Non-Voting Convertible Preferred Stock as a condition to receiving the Class A Common Stock (and, to the extent applicable, any Excess Automatic Conversion Amount issuable upon such Automatic Conversion) or the Alternative Cash Payment or preferred stock referenced in the proviso to Section 6(c), as applicable.

The “Conversion Date” means (1) with respect to an Optional Conversion elected by a Holder, the first date on which such Holder has complied with the procedures in this Section 7(a), except that, in the case of an Optional Conversion that is effected as to less than all of such Holder’s shares of Series G Non-Voting Convertible Preferred Stock pursuant to the proviso in Section 6(b), such date shall be the Conversion Date only as to those shares as to which such Optional Conversion can be effected without exceeding such Holder’s Individual Holder Conversion Cap, and the Conversion Date with respect to the remainder of such Holder’s Series G Non-Voting Convertible Preferred Stock shall be the first date on which such Holder has complied with such procedures as to such remaining shares and any applicable waiting period under the HSR Act with respect to the conversion of such remaining shares has expired or terminated early and (2) with respect to an Automatic Conversion, the date on which such Automatic Conversion occurs.

The corporation shall, no later than the effective date of any Reorganization Event, provide written notice to the Holders of the occurrence of such event. Failure to deliver such notice shall not affect the operation of Section 6 or this Section 7.

In connection with any Optional Conversion by a Holder, the corporation shall, no later than five (5) Trading Days after the applicable Conversion Date, issue the number of whole shares of Class A Common Stock issuable upon such Optional Conversion (and, to the extent applicable, any Excess Amount). In connection with any Automatic Conversion, the corporation, no later than five (5) Trading Days after the later of the applicable Conversion Date and the date on which such Holder delivered any required certificates as provided in the second paragraph of this Section 7(a), shall, as applicable, either (i) issue to such Holder the number of whole shares of Class A Common Stock issuable to such Holder upon such Automatic Conversion (and, to the extent applicable, any Excess Automatic Conversion Amount) or (ii) deliver or cause to be delivered to such Holder the Alternative Cash Payment by wire transfer to an account designated by such Holder or (iii) provide for the issuance of a new class or series of preferred stock as contemplated by the proviso in Section 6(c).

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series G Non-Voting Convertible Preferred Stock, in the case of an Optional Conversion, and effective upon an Automatic Conversion with respect to any shares of Series G Non-Voting Convertible Preferred Stock, in the case of an Automatic Conversion, Dividends shall no longer be declared on such shares of Series G Non-Voting Convertible Preferred Stock, and such shares of Series G Non-Voting Convertible Preferred Stock shall cease to be outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Class A Common Stock and, to the extent applicable, cash upon conversion of Series G Non-Voting Convertible Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or cash as of the close of business on such Conversion Date, in the case of an Optional Conversion, or as of the time of the Automatic Conversion, the case of an Automatic Conversion. In connection with any conversion of a Holder’s shares of Series G Non-Voting Convertible Preferred Stock into shares of Class A Common Stock and/or cash, in the case of any Automatic Conversion or, in the case of an Optional Conversion as to which such Holder shall not in its Conversion Notice have designated the name in which shares of Class A Common Stock and, to the extent applicable, cash to be delivered upon conversion of shares of Series G Non-Voting Convertible Preferred Stock should be registered or paid, or the manner in which such shares or cash should be delivered, the corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the corporation. The corporation may, in its sole and absolute discretion, deliver shares of Class A Common Stock deliverable in any Optional Conversion or Automatic Conversion either in book-entry form through the facilities of The Depositary Trust Company (including, without limitation, the Direct Registration System service of The Depository Trust Company) or in the form of physical stock certificates.

(d) Status of Converted or Reacquired Shares. Shares of Series G Non-Voting Convertible Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the corporation in any manner whatsoever, shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the board of directors pursuant to the provisions of the Certificate of Incorporation.

(e) Reservation of Shares of Common Stock. The corporation shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock, solely for issuance upon an Optional Conversion or an Automatic Conversion, such number of shares of Class A Common Stock as shall from time to time be issuable upon an Optional Conversion or an Automatic Conversion of all the shares of Series G Non-Voting Convertible Preferred Stock then outstanding. Any shares of Class A Common Stock issued upon an Optional Conversion or an Automatic Conversion shall be duly authorized, validly issued, fully paid and nonassessable.

(f) Conversion Restriction. Notwithstanding anything to the contrary, unless and until the Stockholder Approval (to the extent required under the listing rules of the Nasdaq Stock Market (or any successor or other securities exchange determined by the corporation for the trading of the Class A Common Stock) is obtained, no Holder shall have the right to acquire shares of Class A Common Stock, and the corporation shall not be required to issue shares of Class A Common Stock to any Holder, in excess of such Holder’s Individual Holder Share Cap, and, in each case, the corporation may (but shall not be required to), at the corporation’s sole and absolute discretion, obtain Stockholder Approval of such issuance or deliver to such Holder, in lieu of any shares of Class A Common Stock otherwise deliverable upon such Holder’s Conversion in excess of such Holder’s Individual Holder Share Cap, an amount of cash per share equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the Conversion Date (such cash amount, the “Excess Amount”).

(g) Automatic Conversion Restriction. Notwithstanding anything to the contrary, to the extent required by applicable law, unless and until the expiration or early termination of any applicable waiting period under the HSR Act in connection with an Automatic Conversion no Holder shall have the right to acquire shares of Class A Common Stock, and the corporation shall not be required to issue shares of Class A Common Stock to any Holder, pursuant to such Automatic Conversion in excess of such Holder’s Individual Holder Conversion Cap, and, in each case, the corporation may (but shall not be required to), at the corporation’s sole and absolute discretion, in lieu of any shares of Class A Common Stock otherwise deliverable to such Holder pursuant to such Automatic Conversion in excess of such Holder’s Individual Holder Conversion Cap, deliver to such Holder an amount of cash per share equal to the VWAP per share of Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date (such cash amount, the “Excess Automatic Conversion Amount”).

(h) Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion of Series G Non-Voting Convertible Preferred Stock. In lieu of fractional shares otherwise issuable to a Holder, such Holder will be entitled to receive one additional whole share of Class A Common Stock. The determination of the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series G Non-Voting Convertible Preferred Stock and whether such number of shares would include a fractional share shall be based on the aggregate number of shares of Series G Non-Voting Convertible Preferred Stock of such Holder that are being converted on the applicable Conversion Date.

SECTION 8. ANTI-DILUTION ADJUSTMENTS.

(a) The Conversion Rate shall be subject to adjustment, without duplication, as set forth in this Section 8. If the corporation, at any time while shares of the Series G Non-Voting Convertible Preferred Stock are outstanding (i) subdivides the outstanding shares of Class A Common Stock into a larger number of shares of Class A Common Stock or (ii) combines (including by way of a reverse stock split) the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, then in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the effective date of such subdivision or combination

CR1 =	the new Conversion Rate in effect immediately after the close of business on the effective date of such subdivision or combination

OS0 =	the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the effective date of such subdivision or combination

OS1 =	the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this subsection (a) shall be effective immediately after the close of business on the effective date of such subdivision or combination, as applicable. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the corporation announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been announced or declared. Notwithstanding anything to the contrary, no adjustment to the Conversion Rate shall be made for any dividend or distribution with respect to Class A Common Stock in connection with which the Holders are entitled to a Dividend pursuant to Section 4.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the corporation to the nearest 1/10,000th of one share of Class A Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to each such Conversion Rate as so adjusted.

(d) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 8, the corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment compute the adjusted applicable Conversion Rate in accordance with this Section 8 and provide a written notice to the Holders advising them of the occurrence of such event and setting forth the adjusted applicable Conversion Rate.

SECTION 9. VOTING RIGHTS. Except as otherwise required by the DGCL, the Series G Non-Voting Convertible Preferred Stock shall have no voting rights.

SECTION 10. PREEMPTIVE RIGHTS. The Holders shall not have any preemptive rights.

SECTION 11. REDEMPTION; TERM. The shares of Series G Non-Voting Convertible Preferred Stock shall not be redeemable or otherwise mature, and the term of the Series G Non-Voting Convertible Preferred Stock shall be perpetual. The foregoing shall not limit the ability of the corporation to purchase or otherwise deal in shares of Series G Non-Voting Convertible Preferred Stock.

SECTION 12. REPLACEMENT CERTIFICATES.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series G Non-Voting Convertible Preferred Stock are issued, the corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the corporation. The corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the corporation.

(b) Certificates Following Conversion. If physical certificates representing the Series G Non-Voting Convertible Preferred Stock are issued, the corporation shall not be required to issue replacement certificates representing shares of Series G Non-Voting Convertible Preferred Stock on or after the Conversion Date applicable to such shares. In place of the delivery of a replacement certificate following the applicable Conversion Date, the corporation, upon receipt of satisfactory evidence and indemnity pursuant to Section 12(a), shall deliver the shares of Class A Common Stock issuable upon conversion of such shares of Series G Non-Voting Convertible Preferred Stock formerly evidenced by the physical certificate.

SECTION 13. TAXES.

(a) Transfer Taxes. The corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series G Non-Voting Convertible Preferred Stock or shares of Class A Common Stock issued on account of Series G Non-Voting Convertible Preferred Stock pursuant hereto or certificates representing such shares. However, in the case of conversion of Series G Non-Voting Convertible Preferred Stock, the corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series G Non-Voting Convertible Preferred Stock or shares of Class A Common Stock to a beneficial owner other than the beneficial owner of the Series G Non-Voting Convertible Preferred Stock immediately prior to such conversion and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series G Non-Voting Convertible Preferred Stock (and on the shares of Class A Common Stock and/or cash received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

SECTION 14. NOTICES. All notices and other communications referred to herein shall be in writing and, unless otherwise specified herein, all notices and other communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, by private courier service or by e-mail addressed: (i) if to the corporation, to its office at CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606, Attention: General Counsel, Email: legalnotices@cmegroup.com, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the corporation (which may include the records of the corporation’s transfer agent) or (iii) to such other address as the corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 15. WAIVER. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series G Non-Voting Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series G Non-Voting Convertible Preferred Stock then outstanding.

SECTION 16. SEVERABILITY. If any term of the Series G Non-Voting Convertible Preferred Stock set forth in this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein that can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 17. NO OTHER RIGHTS. The Series G Non-Voting Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law; provided, however, that in the event of any conflict between the Certificate of Incorporation and the provisions set forth in this Certificate of Designations, this Certificate of Designations shall control.

[Signature page follows.]

IN WITNESS WHEREOF, CME Group Inc. has caused this certificate to be executed in its corporate name this 4th day of November 2021.

CME GROUP INC.

By:	/s/ John W. Pietrowicz
Name: John W. Pietrowicz
Title: CFO

[Certificate of Designations for Series G Non-Voting Convertible Preferred Stock]

ANNEX A

to

Certificate of Designations of

Series G Non-Voting Convertible Preferred Stock of CME Group Inc.

Form of Notice of Conversion of to be Executed by Registered Holder

to Convert Shares of Series G Non-Voting Convertible Preferred Stock

NOTICE OF CONVERSION

The undersigned Holder hereby irrevocably elects to convert all of such Holder’s shares of Series G Non-Voting Convertible Preferred Stock into shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), of CME Group Inc., a Delaware corporation (the “Corporation”). If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the certificate of designations of the Corporation’s Series G Non-Voting Convertible Preferred Stock (the “Certificate of Designations”) filed by the Corporation with the Secretary of State of the State of Delaware.

As of the date hereof, the number of shares of Class A Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the U.S. Securities and Exchange Commission (the “SEC”), including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)), including the number of shares of Class A Common Stock issuable upon conversion of the Series G Non-Voting Convertible Preferred Stock subject to this Conversion Notice, but excluding the number of shares of Class A Common Stock that are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 7(f) of the Certificate of Designations, is [•] shares, which includes [•] outstanding shares and [•] shares that would be deemed to be outstanding for purposes of computing the percentage of outstanding Class A Common Stock beneficially owned by the undersigned Holder together with such Holder’s Affiliates for purposes of Section 13(d) of the Exchange Act. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. In addition, for purposes hereof, “group” has the meaning of such term as used in Section 13(d) of the Exchange Act and Rule 13d-5 thereunder.

Instruction to Holder: Attach additional signed copies of this page as needed.

Name of Person in the name of which shares are to be registered:

Address for delivery of physical stock certificates:

Instructions for book-entry delivery of shares through the Deposit/Withdrawal at Custodian facility of The Depository Trust Company:

DTC Participant Name:

DTC Participant Number:

Account Name:

Account Number:

Contact Name:

Contact Telephone Number:

Contact Email Address:

[HOLDER]

By:
Name:
Title:
Date:

[Notice of Conversion of Shares of Series G Non-Voting Convertible Preferred Stock]